Exhibit 7.1 - Calculation of Ratios of Earnings to Fixed Charge

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
                                                       2002           2001           2000
                                                     --------       --------       --------
Ratio in accordance with Portuguese GAAP
      Excluding interest on deposits                     2.87           3.76           2.09
      Including interest on deposits                     1.48           1.38           1.22

Estimated ratios in accordance with US GAAP
      Excluding Interest on deposits                     2.41           2.89           2.10
      Including interest on deposits                     1.36           1.26           1.22

Calculation of earnings

Portuguese GAAP:
      Income before taxation                          253,024        239,037         80,477
( + ) Minority interests                               34,290         36,289         30,168
                                                     --------       --------       --------
Earnings                                              287,314        275,326        110,645

Earnings before fixed charges and rent expense:
      Excluding interest on deposits                  441,034        375,077        212,105
      Including interest on deposits                  885,187        991,838        621,947

US GAAP:
      Net income                                      168,582        129,609         58,982
      Income tax expense                               47,453         38,199         16,900
      Deferred income taxes                           (34,009)       (15,427)         5,187
                                                     --------       --------       --------
      Income before taxation                          182,026        152,381         81,069
( + ) Minority interests                               34,290         36,289         30,168
                                                     --------       --------       --------
Earnings                                              216,316        188,670        111,237

Earnings before fixed charges:
      Excluding interest on deposits                  370,754        288,421        212,697
      Including interest on deposits                  814,907        905,182        622,539

Fixed charges including 1/3 rent expense:
      Excluding Interest on deposits                  153,720         99,751        101,460
      Including interest on deposits                  597,873        716,512        511,302

Fixed charges:
      Excluding Interest on deposits                  148,003         93,025         96,820
      Total interest expenses                         592,156        709,786        506,662

1/3 Rent expense                                        5,717          6,726          4,640
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